EXHIBIT 4.01


                    AIR & WATER TECHNOLOGIES CORPORATION

                                    AND

                          THE CHASE MANHATTAN BANK

                -------------------------------------------

                       SECOND SUPPLEMENTAL INDENTURE


                       DATED AS OF FEBRUARY 23, 1998

                 ------------------------------------------


                                     TO

                  THE INDENTURE DATED AS OF MAY 15, 1990,
                  AS AMENDED PURSUANT TO THE SUPPLEMENTAL
                      INDENTURE DATED OCTOBER 8, 1996,
              BETWEEN AIR & WATER TECHNOLOGIES CORPORATION AND
                THE CHASE MANHATTAN BANK (FORMERLY KNOWN AS
                   CHEMICAL BANK AND SUCCESSOR TRUSTEE TO
              MIDLANTIC NATIONAL BANK) AS TRUSTEE, RELATING TO
            $115 MILLION AGGREGATE PRINCIPAL AMOUNT AT MATURITY
             OF 8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2015




                           SUPPLEMENTAL INDENTURE

      THIS SECOND SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the 23rd day of February, 1998, between Air & Water Technologies Corporation (the "Company") and The Chase Manhattan Bank (formerly known as Chemical Bank and successor Trustee to Midlantic National Bank), as trustee (the "Trustee").

      WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of May 15, 1990 and amended pursuant to a Supplemental Indenture dated October 8, 1996 (the "Indenture"); and

      WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $115 million aggregate principal amount at maturity of the Company's 8% Convertible Subordinated Debentures due 2015 (the "Debentures"); and

      WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debentures at the time outstanding, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders subject to certain exceptions identified therein; and

      WHEREAS, the Holders of not less than a majority in principal amount of the Outstanding Debentures have duly consented to proposed modifications set forth in this supplemental indenture (the "Supplemental Indenture") in accordance with Section 902; and

      WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of Board Resolutions authorizing the execution, delivery and performance of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) an Opinion of Counsel in compliance with and to the effect set forth in Sections 903 and 102 of the Indenture; and

      WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;

      NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Debentures:

                              ARTICLE I
                             DEFINITIONS

      SECTION 1.01. GENERAL. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

      (b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

                                 ARTICLE II
                         AMENDMENT OF THE INDENTURE

      SECTION 2.01. AMENDMENT OF THE INDENTURE. Subject to Section 3.01 hereof, the Indenture is hereby amended in the following respects:

      (a) The definition of Change in Control in Section 1503(e) of the Indenture is hereby amended by inserting "(other than Compagnie Generale des Eaux and any of its Affiliates)" immediately following the word "Person" in the second line of such paragraph 1503(e).

      (b) Section 1503(e) of the Indenture as amended pursuant to this Supplemental Indenture shall read as follows:

         (e) a "Change in Control" of the Company shall be deemed to have occurred at such time as any Person (other than Compagnie Generale des Eaux and any of its Affiliates) is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 75% or more of the total voting power of all shares of capital stock of the Company entitled to vote in elections of directors, provided that a Change in Control shall not be deemed to have occurred if either (i) the Quoted Price of Common Stock for any five trading days during the 10 trading day period immediately preceding the Change in Control shall equal or exceed 105% of the Conversion Price in effect on such day or (ii) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of shares of common stock traded on a national securities exchange or through NASDAQ or another comparable quotation system and as a result of such transaction or transactions the Debentures become convertible for such common stock.

                                ARTICLE III
                               MISCELLANEOUS

      SECTION 3.01. EFFECT OF SUPPLEMENTAL INDENTURE. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Debentures heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

      SECTION 3.02. INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

      SECTION 3.03. INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

      SECTION 3.04. CONFIRMATION AND PRESERVATION OF INDENTURE. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

      SECTION 3.05. CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

      SECTION 3.06. SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      SECTION 3.07. HEADINGS. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

      SECTION 3.08. BENEFITS OF SUPPLEMENTAL INDENTURE, ETC. Nothing in this Supplemental Indenture or the Debentures, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Debentures, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Debentures.

      SECTION 3.09. SUCCESSORS. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

      SECTION 3.10. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture.

      SECTION 3.11. CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

      SECTION 3.12. GOVERNING LAW. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

      SECTION 3.13. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.


                              AIR & WATER TECHNOLOGIES CORPORATION


                              By: /s/ Alain Brunais
                                 ---------------------------------
                              Name:   Alain Brunais
                              Title:  Chief Financial Officer


                              THE CHASE MANHATTAN BANK, AS TRUSTEE


                              By: /s/ R.J. Halleran
                                 ---------------------------------
                              Name:   R.J. Halleran
                              Title:  Second Vice President